Exhibit 5.1

McDermott Will & Emery LLP
28 State Street
Boston, Massachusetts 02109
(617) 535-4000

 May 7, 2012

Rogers Corporation
One Technology Drive, P.O. Box 188
Rogers, Connecticut 06263-0188

Re:	Non-Qualified Stock Option Agreement and
Time-Based Restricted Stock Unit Award Agreements; and
 Rogers Corporation 2009 Long-Term Equity Compensation Plan, as amended

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 544,800 shares (the “Shares”) of Capital (Common) Stock, $1.00 par value per share (the “Common Stock”) and associated Common Stock purchase Rights, of Rogers Corporation, a Massachusetts corporation (the “Company”) issuable under a Non-Qualified Stock Option Agreement and two Time-Based Restricted Stock Unit Award Agreements, each with a grant date of October 3, 2011 and entered into by the Company and Bruce Hoechner (collectively, the “Agreements”); and under the Rogers Corporation 2009 Long-Term Equity Compensation Plan, as amended (the “Plan”).

We have examined the restated articles of organization, as amended, and the amended and restated bylaws of the Company, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and shareholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of The Commonwealth of Massachusetts and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Agreements and the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ McDermott Will & Emery LLP